April 29, 2014

LoCorr Investment Trust
261 School Avenue, 4th Floor
Excelsior, MN 55331

Re:           LoCorr Investment Trust, File Nos.  333-171360 and 811-22509

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 11 to the LoCorr Investment Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 15 under the Securities Act of 1933 (Amendment No. 16 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

937503.1